A special meeting of the fund’s shareholders was held on May 21, 2010.  The results of votes taken among the shareholders on the proposals before them are reported below.  Each vote reported represents a single share held on the record date for the meeting.

Issue: To approve a new investment advisory agreement between Security Equity Fund and Security Investors, LLC
	Votes
	For	Against/ Abstentions	Total Number of Shares Voted
Security Equity Fund – All Cap Value Series	138,182	4,555	142,737
Security Equity Fund – Alpha Opportunity Series	1,087,759	12,721	1,100,480
Security Equity Fund – Large Cap Core Series	25,309,211	1,707,109	27,016,320
Security Equity Fund – Global Series	6,841,519	109,183	6,950,702
Security Equity Fund – Global Institutional Series	526,107	0	526,107
Security Equity Fund – Mid Cap Value Series	19,585,184	961,725	20,546,909
Security Equity Fund – Mid Cap Value Institutional Series	18,640,366	175,941	18,816,307
Security Equity Fund – Large Cap Concentrated Growth Series	3,271,905	64,981	3,336,886
Security Equity Fund – Small Cap Growth Fund	945,106	13,234	958,340
Security Equity Fund – Small Cap Value Fund	482,404	2,183	484,587

Issue: To approve a new investment sub-advisory agreement between Security Investors, LLC and Security Global Investors, LLC
	Votes
	For	Against/ Abstentions	Total Number of Shares Voted
Security Equity Fund – Alpha Opportunity Series	1,086,566	13,913	1,100,479
Security Equity Fund – Global Series	6,833,660	117,042	6,950,702
Security Equity Fund – Global Institutional Series	526,107	0	526,107